Exhibit 99.1

Pattern Energy Completes Acquisition of Two Wind Power

Facilities Totaling 351 MW from Wind Capital Group

SAN FRANCISCO, California, May 18, 2015 – Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy”), today announced it has closed the previously announced acquisition of two operational wind power facilities totaling 351 megawatts (MW) from Wind Capital Group, LLC (“WCG”) and its affiliates for a final purchase price of $242 million plus assumed net debt of $102 million.

The acquisition includes ownership interests in the 201 MW Post Rock Wind facility in Kansas, and the 150 MW Lost Creek Wind facility in Missouri. Pattern Energy expects to maintain a total combined owned interest of 270 MW in these two facilities.

Post Rock Wind and Lost Creek Wind, which have been operational for an average of approximately four years, are fully contracted under power purchase agreements with highly credit-worthy counterparties. The Post Rock Wind facility in Kansas has a long-term contract with Westar, which has a BBB+ credit rating. The Lost Creek Wind facility in Missouri has a long-term contract with Associated Electric Cooperative Incorporated, which has an AA credit rating. The average remaining life of the contracts is 16 years.

The acquisition of these two facilities expands Pattern Energy’s operations into two new U.S. states, Kansas and Missouri.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of 16 wind power facilities, including one project it has agreed to acquire, with a total owned interest of 2,112 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the expected owned interest to be maintained in the two facilities. These forward-looking statements represent Pattern Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.

# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Sarah Webster 415-283-4076 sarah.webster@patternenergy.com